Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Patent Properties, Inc. and Subsidiary on Post-Effective Amendment No. 4 to Form S-1 of our report dated August 1, 2013 (except for Note 2, as to which the date is October 16, 2013) with respect to our audits of the consolidated financial statements of Patent Properties, Inc. and Subsidiary as of December 31, 2012 and 2011 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

New York, NY

February 11, 2014